Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of, March 10th, 2016 by and between CULP, INC., a North Carolina corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 13, 2013, as amended by a First Amendment to Credit Agreement between Borrower and Bank dated as of July 10, 2015, and as further amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Amendments to Credit Agreement.  The Credit Agreement is hereby amended as set forth in this Section 1.

1.1         The following amendments are hereby made to Article I (“Definitions”) of the Credit Agreement:

(a)         The definition of “Applicable Margin” is hereby amended and restated in its entirety to read as follows:

“(a)  “Applicable Margin” shall be shall be 1.45% until the first Rate Determination Date (hereafter defined) after March 1, 2016, and as of and after such first Rate Determination Date after March 1, 2016 shall be determined based on the pricing grid set forth below and tied to the Consolidated Total Debt to Consolidated EBITDA ratio determined as set forth in Section 5.9(b):

Price Level	Consolidated Total Debt to Consolidated EBITDA Ratio	Applicable Margin
I	Less than 0.75 to 1.00	1.45%
II	Greater than or equal to 0.75 to 1.00 but less than 1.50 to 1.00	1.90%
III	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	2.35%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 10 days after receipt by the Bank of the annual (in the case of the fourth Fiscal Quarter) and quarterly financial statements of the Borrower pursuant to the provisions of Section 5.3 for the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on such quarterly or annual financial statements, as the case may be, for the Fiscal Quarter then ended, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 10 days after receipt by the Bank of the financial statements for the next Fiscal Quarter (which latter date shall be a new Rate Determination Date); provided that if the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to the provisions of Section 5.3 with respect to the Fiscal Quarter most recently ended within the time period specified herein, then for the period beginning on the day which is 10 days after the required delivery date of such financial statements and ending on the earlier of (A) 10 days after the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to the provisions of Section 5.3 with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) 10 days after the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to the provisions of Section 5.3(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined at Pricing Level III set forth above.  Any change in the Applicable Margin as of any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Loans outstanding on such Rate Determination Date.”

(b)           The definition of “LIBOR” is hereby amended by adding the following sentence at the end thereof: “Notwithstanding anything in this Agreement to the contrary, if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).”

1.2         Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 15, 2018, not to exceed at any time the aggregate principal amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) ("Line of Credit"), the proceeds of which shall be used to provide working capital and for general corporate purposes; provided, however, that no portion of the proceeds of the Line of Credit will be used by the Borrower or any Subsidiary (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, unless such tender offer or other acquisition is to be made on a negotiated basis with the approval of the board of directors of the corporation to be acquired, and the provisions of Section 6.6 would not be violated, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock (as hereinafter defined), or (iii) for any purpose in violation of any applicable law or regulation.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof (as amended from time to time, the "Line of Credit Note"), all terms of which are incorporated herein by this reference.”

1.3         Section 5.9(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Liquidity.  Unencumbered Liquid Assets with an aggregate fair market value not at any time less than Twenty Million and No/100 Dollars ($20,000,000.00).  As used herein, “Unencumbered Liquid Assets” shall mean cash, cash equivalents and/or publicly traded marketable securities acceptable to Bank in its sole discretion, free of any lien or other encumbrance.  Retirement account assets held in a fiduciary capacity by Borrower shall not qualify as Unencumbered Liquid Assets.”

1.4.        Section 5.9(c) of the Credit Agreement is hereby deleted.

1.5         Section 6.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.2.    CAPITAL EXPENDITURES.  Make, and will not permit any of its Subsidiaries to make, capital expenditures in excess of $15,000,000.00 in the aggregate (combined for Borrower and its Subsidiaries) during any Fiscal Year.”

1.6.        The Compliance Checklist attached to the Form of Compliance Certificate attached at Exhibit A to the Credit Agreement is hereby deleted and replaced by the Compliance Checklist attached as Exhibit A to this Amendment.

2.           Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the fulfillment to Bank’s satisfaction of the following conditions:

(a)	Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment;

(ii)	A Second Modification to Revolving Line of Credit Note;

(iii)
A Pledge Agreement by Borrower of not less than 65% of the voting stock of Culp International Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and a share transfer certificate executed in blank; and

(iv)	Such other documentation as Bank may reasonably require in connection with this Amendment.

(b)
Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any substantial or material portion of the assets of Borrower.

(c)
Amendment Fee.  In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $60,000.00.

3.           No Further Amendment.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.           Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

5.           Costs.  Borrower agrees to pay all costs and expenses of the Bank in connection with the preparation, execution and delivery of this Amendment, including without limitation the fees and expenses of the Bank’s legal counsel (including Lender’s North Carolina counsel and Cayman Islands local counsel).

6.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

CULP, INC.	WELLS FARGO BANK,

NATIONAL ASSOCIATION

By: /s/ Kenneth R. Bowling	By: /s/ Timothy Sechrest

Name: Kenneth R. Bowling	Name: Timothy Sechrest

Title: Chief Financial Officer	Title: Senior Vice President